Exhibit 99.1

Avatech Solutions, Inc. - Corporate Headquarters 10715 Red Run Blvd, Suite 101 Owings Mills, MD 21117 phone: 410-581-8080 fax: 410-581-8088 www.avatechsolutions.com

FOR IMMEDIATE RELEASE

Avatech Solutions Reports Third Quarter Results

Record Revenues and Sixth Consecutive Profitable Quarter

BALTIMORE, MARYLAND – May 15, 2006 – Avatech Solutions, Inc. (OTCBB: AVSO.OB), the recognized leader in design and engineering solutions, product lifecycle management, and facilities management, today announced earnings for its third quarter ended March 31, 2006. Total revenues for the quarter were approximately $11 million, a 5.5% increase over the third quarter of 2005 and revenues for the nine months ended March 31, 2006 increased 17.0% over the same period in 2005. Excluding the one-time sale of developed software to a major supplier in 2005, third quarter revenues increased 29.0% from 2005 to 2006 and year to date revenues were 26.5% higher.

Net income for the quarter ended March 31, 2006 was $1,277,000 ($0.11 per share), compared with $2,025,000 ($0.18 per share) for the same period in 2005. Excluding the one-time software sale in 2005, net income for the same period last year would have been $184,000, or $0.02 per share, and for the nine months ended March 31, 2005, the company would have incurred a loss of $620,000 or ($0.06) per share. Year-to-date net income was $2,287,000 ($0.19 per share) as compared with $1,221,000 ($0.11 per share) in 2005.

“Our record revenues and improved profitability reflects the success of our strategy.” said Avatech CEO Scotty Walsh. “Product sales, the core of our business, grew over 28% from the third quarter in 2005 to 2006, our services business revenues increased by 19% and our commission revenues were 40% higher than last year,” continued Walsh. “Our bottom line for the quarter was exceptional due to our revenue growth and the higher profit margins from increased sales incentives from our leading supplier, Autodesk.”

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Avatech Q3 FY05 Earnings / Page 2

The Company earns sales incentives based on reaching regional sales targets provided by Autodesk and those incentives increase significantly when sales exceed 115% of target. Due to strong sales for this period, the Company earned incentives approximately $700,000 higher for the quarter ended March 31, 2006 than in the first two quarters of the current fiscal year.

“We are planning to complete our previously announced acquisition of Michigan-based Sterling Systems and Consulting during our fourth quarter of this fiscal year and expect that this transaction will significantly add to our growing revenues and profits,” said Walsh. “In addition, the capital expected to be provided by our private equity partner will be sufficient to fund the Sterling acquisition and the acquisition of other similar companies to fuel our growth and expansion plans.”

About Avatech Solutions Avatech Solutions, Inc. (OTCBB: AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management and process optimization for the manufacturing, engineering, building design and facilities management markets. Headquartered in Owings Mills, Maryland, the company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2005 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov.

All brand names, product names, or trademarks belong to their respective holders.

Avatech Solutions, Inc.

Summary Consolidated Financial Data

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Revenues-
Product sales	$6,926,000	$5,396,000	$18,871,000	$15,028,000
Service revenue	1,836,000	1,537,000	5,563,000	4,275,000
Commission revenue	2,251,000	1,605,000	5,258,000	4,174,000
Sale of developed software	—	1,900,000	—	1,900,000

Total revenues	11,013,000	10,438,000	29,692,000	25,377,000

Cost of revenues-
Cost of product sales	3,827,000	3,173,000	11,029,000	9,778,000
Cost of service revenue	1,308,000	1,157,000	3,706,000	3,288,000
Cost of developed software	—	59,000	—	59,000

Total cost of revenues	5,135,000	4,389,000	14,735,000	13,125,000

Gross margin	5,878,000	6,049,000	14,957,000	12,252,000
Operating income	1,149,000	2,163,000	2,447,000	1,650,000
Net income	1,277,000	2,025,000	2,287,000	1,221,000

Earnings per share:
Basic	$0.11	$0.18	$0.19	$0.11

Diluted	$0.07	$0.14	$0.14	$0.09

Weighted average common shares outstanding:
Basic	11,585,455	10,865,042	11,231,776	10,188,717

Diluted	17,338,249	14,092,635	16,610,646	13,531,523